Artisan Partners Asset Management Inc. Reports August 2025 Assets Under Management
Milwaukee, WI - September 10, 2025 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of August 31, 2025 totaled $178.1 billion. Artisan Funds and Artisan Global Funds accounted for $87.0 billion of total firm AUM, while separate accounts and other AUM1 accounted for $91.1 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of August 31, 2025 - ($ Millions)
Growth Team
Global Opportunities	$19,772
Global Discovery	1,840
U.S. Mid-Cap Growth	11,029
U.S. Small-Cap Growth	2,973
Franchise	883
Global Equity Team
Global Equity	405
Non-U.S. Growth	14,898
U.S. Value Team
Value Equity	5,357
U.S. Mid-Cap Value	2,510
Value Income	17
International Value Group
International Value	51,203
International Explorer	859
Global Special Situations	34
Global Value Team
Global Value	33,714
Select Equity	341
Sustainable Emerging Markets Team
Sustainable Emerging Markets	2,127
Credit Team
High Income	12,708
Credit Opportunities	337
Floating Rate	87
Custom Credit Solutions	442
Developing World Team
Developing World	4,844
Antero Peak Group
Antero Peak	2,211
Antero Peak Hedge	262
International Small-Mid Team
Non-U.S. Small-Mid Growth	5,259
EMsights Capital Group
Global Unconstrained	1,043
Emerging Markets Debt Opportunities	1,228
Emerging Markets Local Opportunities	1,682

Total Firm Assets Under Management ("AUM")	$178,065
1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for Artisan Sustainable Emerging Markets and U.S. Mid-Cap Growth Strategies includes $116.2 million in aggregate for which Artisan Partners provides investment models to managed account sponsors (reported on a lag not exceeding one quarter).

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.